Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact: Mark Warren (205) 298-3220

Media Contact: David Donaldson (205) 298-3220

VULCAN MATERIALS COMPANY ELECTS NEW DIRECTOR

David P. Steiner Joins Board; Elaine L. Chao Steps Down After Being Confirmed as

U.S. Secretary of Transportation

BIRMINGHAM, Ala., Feb. 10, 2017  -- Vulcan Materials Company (NYSE: VMC), the nation's largest producer of construction aggregates, today announced that it has elected David P. Steiner to its Board of Directors, effective immediately. Mr. Steiner will serve on Vulcan’s Safety, Health and Environmental Affairs Committee and the Governance Committee. Mr. Steiner most recently served as Chief Executive Officer of Waste Management, Inc. from 2004 to 2016. Waste Management provides waste management services in North America, including collection, transfer, recycling and resource recovery services as well as landfill disposal. He currently serves on the board of directors of FedEx Corporation.

“We are extremely pleased to welcome David to the Board. He brings to Vulcan a wealth of expertise in business operations, land management, transportation and logistics, financial management and strategic planning," said J. Thomas Hill, Vulcan’s Chairman and Chief Executive Officer.

Vulcan also announced that Elaine L. Chao has stepped down from the Board after being confirmed by the U.S. Senate to serve as U.S. Secretary of Transportation. Secretary Chao joined Vulcan’s Board in February 2015.

Mr. Hill continued, “I am so pleased to congratulate Secretary Chao on becoming the 18th U.S. Secretary of Transportation. Her insights into both the public and private sectors have been very valuable to Vulcan. We are most grateful for the contributions she has made to Vulcan and we wish her the very best as she leads the U.S. Department of Transportation.”

Vulcan Materials Company, a member of the S&P 500 index, is the nation's largest producer of construction aggregates and a major producer of other construction materials.  For additional information see www.vulcanmaterials.com.

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